Exhibit 99.1

FOR IMMEDIATE RELEASE

February 1, 2016

For more information contact:

Scott Estes (419) 247-2800

Kenneth J. Bacon Joins Welltower Board of Directors

Toledo, Ohio, February 1, 2016… Welltower Inc. (NYSE:HCN) today announced that Kenneth J. Bacon has been appointed to its Board of Directors. Mr. Bacon has an extensive background in finance and real estate having served in senior positions at Morgan Stanley, the Resolution Trust Corporation and the Federal National Mortgage Association (Fannie Mae). He served as Executive Vice President of the Multifamily Division of Fannie Mae, where he oversaw a $195 billion multifamily portfolio that included seniors housing properties and was the largest of its kind in the world. Mr. Bacon is co-founder and currently serves as managing partner of RailField Partners, a financial advisory and asset management firm based in Washington, D.C.

“Welltower is redefining home for the aging population. Ken’s strong understanding of the housing markets, asset management and financial markets as well as his broad public board experience adds to the diverse expertise on our Board,” commented Jeff Donahue, Welltower’s Chairman of the Board. “Given his very strong background, we are particularly pleased to welcome him to Welltower.”

Mr. Bacon also serves as a Director of Comcast Corporation (NASDAQ:CMCSA), Ally Financial, Inc. (NYSE:ALLY), and Forest City Realty Trust, Inc. (NYSE:FCE). He is a member of the National Multifamily Housing Council and the advisory board of the Stanford Center on Longevity.

Mr. Bacon has a master’s degree in international relations from the London School of Economics, where he studied as a Marshall Scholar, and an MBA from Harvard Business School. He earned a bachelor’s degree from Stanford University and later served as a Trustee of the University.

About Welltower

Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.

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